News Release

Corporate Headquarters 4601 College Boulevard, Suite 300 Leawood, Kansas 66211 USA +1-913-327-4200	For Immediate Release Date: Feb. 22, 2005

	Media Contact: Investor Relations (US):	Misti Garffie IR Dept	1-913-327-4257 1-913-327-4200	mgarffie@euronetworldwide.com investor@euronetworldwide.com

Euronet Worldwide Reports Full Year and Fourth Quarter 2004 Financial Results

LEAWOOD, KANSAS, USA—Feb. 22, 2005—Euronet Worldwide, Inc. (NASDAQ: EEFT), a leading electronic payments provider, announced annual consolidated revenues of $381.1 million for 2004, an increase of 86% over 2003 revenues of $204.4 million. Consolidated revenue for the fourth quarter 2004 was $113.1 million, an increase of 61% over fourth quarter 2003 revenues of $70.1 million. Adjusted EBITDA (operating income plus depreciation and amortization) was $51.1 million for 2004, a 101% increase over 2003 Adjusted EBITDA of $25.4 million. Adjusted EBITDA was $16.1 million for the fourth quarter 2004, compared to $8.8 million for the fourth quarter 2003. Operating income was $35.3 million for 2004, compared to $13.3 million for 2003. Operating income for the fourth quarter 2004 was $11.5 million, compared to $5.7 million in the fourth quarter 2003.

Net income for 2004 was $18.4 million, or $0.55 diluted earnings per share, compared to $11.8 million, or $0.41 diluted earnings per share, for 2003. Net income for 2004, excluding the effects of foreign exchange losses and losses on early retirement of debt, was $19.8 million, or $0.59 diluted earnings per share, compared to $3.6 million, or $0.13 diluted earnings per share, for 2003, excluding the effects of foreign exchange losses, discontinued operations and gain on sale of the U.K. Automatic Teller Machines (ATMs) network.

Net income for the fourth quarter 2004 was $4.8 million, or $0.14 diluted earnings per share, compared to a net loss for the fourth quarter 2003 of $2.2 million, or $0.08 per share loss. The fourth quarter 2004 net income included a foreign exchange loss of $1.4 million and a $0.8 million loss on the early retirement of debt. Excluding these losses, diluted earnings per share were $0.20, or $7.0 million, for the fourth quarter 2004. The fourth quarter 2003 net loss included a foreign exchange loss of $4.5 million and discontinued operations loss of $0.2 million; excluding these losses, earnings per share was $0.08, or $2.4 million, for the fourth quarter 2003.

In December 2004, the company issued convertible senior debentures that if converted in the future would have a potentially dilutive effect on the company’s stock. The debentures are potentially convertible into approximately 4.2 million shares of common stock, subject to adjustment. As required by EITF 04-8, “The Effect of Contingently Convertible Debt on Diluted Earnings per Share,” regardless of whether the conditions upon which the debentures would be convertible into shares of the company’s common stock have been met, if dilutive, the impact of the contingently issuable shares is included in the calculation of diluted earnings per share under the “if converted” method. Since the assumed conversion of the debentures is not dilutive for the year ended Dec. 31, 2004, the impact has been excluded from the calculation of diluted earnings per share; however, the impact on earnings per share is expected to be dilutive in future periods, and, accordingly, the 4.2 million shares would be included in the calculation of diluted earnings per share.

We believe that Adjusted EBITDA provides useful information to investors because it is an indicator of the strength and performance of our ongoing business operations, including our ability to fund capital expenditures, acquisitions and operations and to incur and service debt. While depreciation and amortization are considered operating costs under generally accepted accounting principles, these expenses primarily represent non-cash current period allocation of costs associated with long-lived assets acquired in prior periods. Adjusted EBITDA is a calculation commonly used as a basis for investors, analysts and credit rating agencies to evaluate and compare the periodic and future operating performance and value of companies within the payment processing industry. Management analyzes historical results adjusted for certain items that are non-operational or not necessarily ongoing in nature and that are incremental to the baseline of the business. Generally, these items include gains or losses associated with the sale of business assets or operations, market development costs, foreign exchange translations, discontinued operations, early debt retirement and other similar items as discussed in this press release. Management believes the exclusion of these items provides a better basis for evaluating the underlying business unit performance. The attached schedules provide a full reconciliation of any such non-GAAP financial measures.

The EFT Processing Segment reported annual revenues for 2004 of $77.6 million, an increase of $24.8 million, or 47%, over 2003 revenues of $52.8 million. Adjusted EBITDA for the EFT Processing Segment for the year 2004 was $23.3 million, compared to $13.9 million for the year 2003. Operating income for the year 2004 was $15.0 million, compared to $6.6 million for the year 2003. Fourth quarter 2004 revenues were $23.7 million, up 50% over fourth quarter 2003 revenues of $15.8 million. Fourth quarter 2004 operating income of $5.8 million compared to $2.3 million reported in the fourth quarter 2003 and to $4.2 million for the third quarter of 2004. Fourth quarter 2004 Adjusted EBITDA was $8.2 million, compared to fourth quarter 2003 Adjusted EBITDA of $4.0 million. The year-over-year increases in revenue, operating income and Adjusted EBITDA were largely attributable to a 71% increase in ATMs under management and expense management.

The segment completed the year with 5,742 ATMs owned or operated, compared to 3,350 ATMs at the end of the 2003 and to 5,404 ATMs at the end of the third quarter 2004. The segment processed 232 million transactions for the full year 2004 and 73.4 million transactions in the fourth quarter 2004, compared to 115 million and 33.2 million transactions for the same periods last year, respectively. These improved results are largely attributable to the continued growth in ATMs under management, primarily in the Indian, Polish and Romanian markets, together with transactional growth from those ATMs. Euronet owns and/or operates ATMs in Hungary, Poland, Germany, Croatia, the Czech Republic, U.K., Greece, Romania, Slovakia, Kosovo, Albania, Serbia, India and Egypt.

The Prepaid Processing Segment reported annual revenues for 2004 of $289.8 million, compared to $136.2 million reported for 2003. Annual operating income for 2004 was $28.3 million, compared to the prior year’s results of $11.9 million. Adjusted EBITDA for 2004 was $34.6 million, compared to $15.6 million for 2003. The Prepaid Processing Segment reported fourth quarter 2004 revenues of $85.9 million, up 71% compared to the $50.1 million reported for the fourth quarter 2003. Fourth quarter 2004 Adjusted EBITDA was $9.8 million, compared to $5.9 million reported in the fourth quarter 2003. Fourth quarter 2004 operating income of $7.9 million compared to $4.7 million reported in the fourth quarter 2003 and to $7.7 million for the third quarter of 2004. The sequential increases in quarterly operating income and Adjusted EBITDA would have increased by $0.9 million and $1.2 million, respectively, if the third quarter 2004’s operating income had not benefited from approximately $0.7 million related to stronger than average terminal sales.

Total transactions processed by the Prepaid Processing Segment increased to 65.8 million for the fourth quarter 2004 compared to third quarter 2004 transactions of 59.8 million and to fourth quarter 2003 transactions of 39.8 million. Total transactions processed during 2004 increased to 229 million, compared to 101 million for 2003. The Prepaid Processing Segment processes electronic point-of-sale prepaid transactions at more than 175,000 point-of-sale terminals across more than 85,000 retailer locations in Europe, Asia Pacific and the U.S. As previously announced, the company intends to expand its Prepaid Processing Segment both domestically and internationally through internal sales and promotional efforts as well as, if appropriate, acquisitions.

The Prepaid Processing Segment’s year-over-year revenue improvements were the result of a continuation of transaction growth from the company’s e-pay group, combined with the results of transact Elektronische Zahlungssysteme GmbH (Transact), a German prepaid processor which was acquired in November 2003, the company’s U.S. prepaid operations and the November 2004 acquisition of Spanish company Meflur S.L., under which Euronet purchased 80% of certain prepaid mobile phone top-up assets operated under the tradename “Movilcarga.” Euronet has expanded its prepaid business in the U.S. through the September 2003 acquisition of Austin International Marketing and Investments, Inc. (AIM), the January 2004 acquisition of Prepaid Concepts, Inc. (Precept), the May 2004 acquisition of Electronic Payment Solutions (EPS) and the July 2004 acquisition of Call Processing Inc. (CPI). The annual 2004 results included approximately $3.7 million in amortization of acquired intangible assets in the Prepaid Processing Segment.

The Software Solutions Segment reported annual revenues of $13.7 million in 2004, compared to 2003 revenues of $15.5 million. Software revenue for the fourth quarter 2004 was $3.5 million, compared to fourth quarter 2003 revenues of $4.2 million. Operating income for 2004 was $1.8 million, compared to $1.4 million for 2003. Software backlog at Dec. 31, 2004 was $4.3 million, compared to $5.0 million at Sept. 30, 2004.

The Corporate and Other Segment had $9.8 million of operating expenses for 2004, compared to $6.7 million for 2003. For the fourth quarter 2004, Corporate and Other Segment expenses were $2.8 million, compared to $1.8 million in the fourth quarter of 2003. The year-over-year increase was largely attributable to professional fees for Sarbanes-Oxley compliance and resources to support the significant growth in the business.

Combining all segments, transactions processed in 2004 were 461 million compared to 216 million processed in 2003, a 113% increase. In the fourth quarter of 2004, again all segments combined, the company processed 139 million transactions compared to fourth quarter 2003 processed transactions of 73 million, a 90% increase. These increases were primarily due to the EFT Processing Segment implementation of ATM outsourcing agreements in India, Romania and Poland, combined with continued growth and acquisitions in the Prepaid Processing Segment.

The company’s unrestricted cash on hand was $124.2 million as of Dec. 31, 2004 as compared to $19.2 million at Dec. 31, 2003. The increase in unrestricted cash was due to $140.0 million in proceeds from the December 2004 issuance of 1.625% convertible bonds, offset by approximately $51.2 million in early retirement of the company’s 12 3/8% bonds and acquisition and other indebtedness, and due to the contribution of $51.1 million in Adjusted EBITDA, offset by an aggregate of approximately $26.0 million for capital expenditures, interest, taxes paid and other items. Euronet’s total indebtedness was approximately $166.2 million as of Dec. 31, 2004, compared to $65.0 million at Dec. 31, 2003. The change in indebtedness included additions of $140.0 million for the 1.625% convertible bonds and approximately $16.1 million in new capital leases, primarily in connection with an outsourcing agreement in Poland and ATM upgrades in Germany. This additional indebtedness was offset during 2004 by the early retirement of all of the company’s 12 3/8% senior discount notes and acquisition-related indebtedness.

The company’s total assets as of Dec. 31, 2004 were $618.5 million, compared to $303.8 million, as of Dec. 31, 2003. The increase in total assets was largely the result of investments made in acquisitions, increased restricted cash and accounts receivable related to the prepaid business, and of cash held at year-end 2004 related to the 1.625% convertible bonds. Stockholders’ equity was $141.9 million at Dec. 31, 2004, compared to $81.9 million at the end of 2003. The increase in stockholders’ equity was largely related to company-issued common stock in connection with acquisitions and to 2004’s net income of $18.4 million.

The company also announced that, despite its seasonally strong fourth quarter, it expects earnings per share for the first quarter 2005 to be approximately $0.19 to $0.20, excluding the effects of foreign exchange gains or losses, discontinued operations, and or other non-operating or unusual items that cannot be accurately projected.

Euronet Worldwide will host an analyst conference call on Wednesday, Feb. 23, 2005, at 9:00 a.m. U.S. Eastern Standard Time to further discuss these results. Access to the call will be available via the Internet and telephone. Internet users can access the conference call at http://www.vcall.com/CEPage.asp?ID=90277 or from www.euronetworldwide.com. Participants should go to the web site at least 15 minutes before this event to download and install any necessary audio software. For those without Internet access, the conference call-in number is +1-877-407-9210 (USA) or +1-201-689-8049 (non-USA). The password is “Euronet.”

For those unable to attend the live broadcast, a replay will be available beginning approximately one hour after the event via the web locations, as well as via telephone. To access the webcast replay, Internet users can access the conference call at http://www.vcall.com/CEPage.asp?ID=90277 or from www.euronetworldwide.com. To dial in for the replay, the call-in number is +1-877-660-6853 (USA) or +1-201-612-7415 (non-USA). The account number, 1628, and the conference ID number, 134189, are both required for the replay. The call and webcast replay will be available for one month. No fees are charged to access any event.

About Euronet Worldwide

Euronet Worldwide is an industry leader in processing secure electronic financial transactions. The company offers outsourcing and consulting services, integrated EFT software, network gateways, and electronic prepaid top-up services to financial institutions, mobile operators and retailers. Euronet operates and services the largest pan-European group of ATMs and operates the largest India shared ATM network. Euronet is also the largest provider of prepaid processing, or top-up services, for prepaid mobile airtime. The company has processing centers located in the U.S., Europe and Asia, and processes electronic top-up transactions at more than 175,000 point-of-sale terminals across more than 85,000 retailers in Europe, Asia Pacific and the U.S. With corporate headquarters in Leawood, Kansas, USA, and 19 worldwide offices, Euronet serves clients in more than 65 countries. Visit the company’s web site at www.euronetworldwide.com.

Any statements contained in this news release, which concern the company’s or management’s intentions, expectations, or predictions of future performance, are forward-looking statements. Euronet’s actual results may vary materially from those anticipated in such forward-looking statements as a result of a number of factors, including: technological developments affecting the market for the company’s products and services; foreign exchange fluctuations; and changes in laws and regulations affecting the company’s business. These risks and other risks are described in the company’s periodic filings with the Securities and Exchange Commission, including but not limited to Euronet’s Form 10-Qs for the periods ended Mar. 31, 2004, June 30, 2004 and Sept. 30, 2004, and its 10-K for the period ended Dec. 31, 2003. Copies of these filings may be obtained by contacting the company or the SEC.

EURONET WORLDWIDE, INC.

Consolidated Statement of Operations and Comprehensive Income

(unaudited - in thousands, except per share data)

	Year Ended December 31,		Three Months Ended December 31,
	2004	2003	2004	2003
Consolidated Statements of Operations Data:
Revenues:
EFT Processing	$77,600	$52,752	$23,728	$15,769
Prepaid Processing	289,810	136,185	85,898	50,089
Software and related revenue	13,670	15,470	3,453	4,247

Total	381,080	204,407	113,079	70,105

Operating expenses:
Direct operating costs	264,602	132,357	78,265	47,115
Salaries and benefits	41,795	31,182	11,499	10,944
Selling, general and administrative	23,578	15,489	7,265	3,211
Depreciation and amortization	15,801	12,062	4,599	3,143

Total operating expenses	345,776	191,090	101,628	64,413

Operating income	35,304	13,317	11,451	5,692

Other income (expenses):
Interest income	3,022	1,257	972	331
Interest expense	(7,300)	(7,216)	(2,023)	(1,858)
Gain on sale of assets	—	18,045	—	44
Equity in income from consolidated subsidiaries	345	518	77	138
Loss on early retirement of debt	(920)	—	(794)	—
Foreign exchange loss, net	(448)	(9,690)	(1,360)	(4,497)

Total other income (expense)	(5,301)	2,914	(3,128)	(5,842)

Income (loss) from continuing operations before income taxes and minority interest	30,003	16,231	8,323	(150)
Income tax expense	(11,518)	(4,246)	(3,467)	(1,936)
Minority interest	(58)	—	(58)	—

Income (loss) from continuing operations	18,427	11,985	4,798	(2,086)

Discontinued operations:
Loss from discontinued operations	—	(201)	—	(150)

Net income (loss)	18,427	11,784	4,798	(2,236)
Translation adjustment	4,196	2,876	3,606	2,180

Comprehensive income (loss)	$22,623	$14,660	$8,404	$(56)

Income (loss) per share - diluted:
Income (loss) from continuing operations	$0.55	$0.41	$0.14	$(0.08)
Income (loss) from discontinued operations	—	—	—	—

Net income (loss)	$0.55	$0.41	$0.14	$(0.08)

Diluted weighted average shares outstanding	33,796,699	28,933,484	35,139,520	27,380,153

EURONET WORLDWIDE, INC.

Consolidated Summary Balance Sheets

(unaudited - in thousands)

	As of December 31,
	2004	2003
ASSETS
Current assets:
Cash and cash equivalents	$124,198	$19,245
Restricted cash	69,300	58,280
Inventory	18,949	2,833
Trade accounts receivable, net of allowance for doubtful accounts	110,306	75,648
Other current assets, net	22,013	11,948

Total current assets	344,766	167,954

Property, plant and equipment, net	39,907	20,658
Goodwill and intangible assets, net	212,598	111,284
Other assets	21,204	3,877

Total assets	$618,475	$303,773

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and other current liabilities	$283,918	$145,996
Current portion of long-term debt and short-term borrowings	9,265	5,930

Total current liabilities	293,183	151,926

Obligations under capital leases, excluding current installments	16,894	3,240
Deferred income tax	17,520	7,828
Long-term borrowings	140,000	55,792
Other long-term liabilities	3,093	3,118
Minority interest	5,871	—

Total liabilities	476,561	221,904

Stockholders’ equity	141,914	81,869

Total liabilities and stockholders’ equity	$618,475	$303,773

EURONET WORLDWIDE, INC.

Reconciliation of Net Income to Adjusted EBITDA by Segment

(unaudited - in millions)

	Year Ended December 31, 2004
	EFT Processing	Prepaid Processing	Software Solutions	Consolidated
Net Income	$9.3	$23.6	$1.8	$18.4

Add: Income tax	4.3	7.2	—	11.5
Add: Interest expense	1.6	0.6	—	7.3
Add: Foreign exchange loss	—	—	—	0.4
Add: Loss on early retirement of debt	—	—	—	0.9
Add: Minority Interest	—	0.1	—	0.1
Less: Income from unconsolidated subs	—	(0.4)	—	(0.3)
Less: Interest income	(0.1)	(2.7)	—	(3.0)
Less: Rounding and other	(0.1)	(0.1)	—	—

Subtotal - Operating income	15.0	28.3	1.8	35.3

Add: Depreciation and amortization	8.3	6.3	1.0	15.8

Earnings before interest, taxes, depreciation and amortization (Adjusted EBITDA)	$23.3	$34.6	$2.8	$51.1

EURONET WORLDWIDE, INC.

Reconciliation of Net Income to Adjusted EBITDA by Segment

(unaudited - in millions)

	Year Ended December 31, 2003
	EFT Processing	Prepaid Processing	Software Solutions	Consolidated
Net Income	$3.5	$10.9	$1.4	$11.8

Add: Income tax	2.4	2.7	—	4.2
Add: Interest expense	0.6	—	—	7.2
Add: Foreign exchange loss	—	—	—	9.7
Add: Loss from discontinued operations, net	0.2			0.2
Less: Gain on sale	—	—	—	(18.0)
Less: Income from unconsolidated subs	—	(0.6)	—	(0.5)
Less: Interest income	—	(1.1)	—	(1.3)
Less: Rounding and other	(0.1)	—	—	—

Subtotal - Operating income	6.6	11.9	1.4	13.3

Add: Depreciation and amortization	7.2	3.6	1.2	12.1
Rounding	0.1	0.1	—	—

Earnings before interest, taxes, depreciation and amortization (Adjusted EBITDA)	$13.9	$15.6	$2.6	$25.4

EURONET WORLDWIDE, INC.

Reconciliation of Net Income to Adjusted EBITDA by Segment

(unaudited - in millions)

	Three Months Ended December 31, 2004
	EFT Processing	Prepaid Processing	Software Solutions	Consolidated
Net Income	$3.8	$6.0	$0.6	$4.8

Add: Income tax	1.3	2.2	—	3.5
Add: Interest expense	0.7	0.5	—	2.0
Add: Loss on early retirement of debt	—	—	—	0.8
Add: Minority Interest	—	0.1	—	0.1
Add: Foreign exchange loss	—	—	—	1.4
Less: Income from unconsolidated subs	—	(0.1)	—	(0.1)
Less: Interest income	—	(0.8)	—	(1.0)

Subtotal - Operating income	5.8	7.9	0.6	11.5

Add: Depreciation and amortization	2.4	1.9	0.3	4.6

Earnings before interest, taxes, depreciation and amortization (Adjusted EBITDA)	$8.2	$9.8	$0.9	$16.1

EURONET WORLDWIDE, INC.

Reconciliation of Net Income to Adjusted EBITDA by Segment

(unaudited - in millions)

	Three Months Ended December 31, 2003
	EFT Processing	Prepaid Processing	Software Solutions	Consolidated
Net Income (loss)	$0.9	$4.1	$0.6	$(2.2)

Add: Income tax	1.2	1.1	—	1.9
Add: Interest expense	0.1	—	—	1.9
Add: Foreign exchange loss	—	—	—	4.5
Add: loss from discontinued operations, net	0.2	—	—	0.2
Less: Income from unconsolidated subs	—	(0.2)	—	(0.1)
Less: Interest income	—	(0.3)	—	(0.3)
Less: Rounding and other	(0.1)	—	—	(0.2)

Subtotal - Operating income	2.3	4.7	0.6	5.7

Add: Depreciation and amortization	1.7	1.1	0.3	3.1
Rounding	—	0.1	—	—

Earnings before interest, taxes, depreciation and amortization (Adjusted EBITDA)	$4.0	$5.9	$0.9	$8.8

EURONET WORLDWIDE, INC.

Quarterly Reconciliation of Net Income to Adjusted EBITDA by Segment

(unaudited - in millions)

	Three months ended September 30, 2004
	EFT Processing	Prepaid Processing	Software Solutions	Consolidated
Net Income	$2.3	$6.4	$0.6	$6.0

Add: Income tax	1.5	2.2	—	3.7
Add: Interest expense	0.4	—	—	1.8
Less: Foreign exchange gain	—	—	—	(0.4)
Less: Income from unconsolidated subs	—	(0.2)	—	(0.2)
Less: Interest income	(0.1)	(0.8)	—	(0.9)
Rounding and other	0.1	0.1	—	—

Subtotal - Operating income	4.2	7.7	0.6	10.0

Add: Depreciation and amortization	2.3	1.6	0.3	4.2

Earnings before interest, taxes, depreciation and amortization (Adjusted EBITDA)	$6.5	$9.3	$0.9	$14.2

EURONET WORLDWIDE, INC.

Reconciliation of Net Income Excluding FX, Discontinued Operations, Gain on Sale and Retirement of Debt

(unaudited - in millions, except share and share data)

	Three months ended December 31,		Year Ended December 31,
	2004	2003	2004	2003
Net income (loss)	$4.8	$(2.2)	$18.4	$11.8
Add: Foreign exchange loss	1.4	4.5	0.4	9.7
Add: Loss on discontinued operations	—	0.2	—	0.2
Add: Loss on early debt retirement	0.8	—	0.9	—
Less: Gain on sale of assets	—	(0.1)	—	(18.0)
Rounding	—	—	0.1	(0.1)

Net income before foreign exchange loss, discontinued operations loss, early retirement of debt loss and gains on asset sales	$7.0	$2.4	$19.8	$3.6

Income per share - diluted	$0.20	$0.08	$0.59	$0.13

Diluted weighted average share outstanding	35,139,520	27,380,153	33,796,699	28,933,484